SEPARATION AGREEMENT

Agreement made this 10th day of March, 2008 (hereinafter referred to as the “Agreement”), by and between Leslie Christon (hereinafter referred to as “Christon”), and Shells Seafood Restaurants, Inc. (hereinafter referred to as “Shells” or the “Company”).

W I T N E S S E T H :

WHEREAS, Christon has been the Chief Executive Officer of the Company; and

WHEREAS, the Company and Christon now desire to end the employment relationship and the parties wish to resolve amicably all outstanding issues, rights and obligations by and between them and to embody those understandings in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, promises and obligations herein contained, the parties hereto agree as follows:

1.  The parties agree that Christon’s employment with the Company terminated on February 29, 2008 (the “Termination Date”) and that Christon has resigned as a director and officer of the Company and its subsidiaries, to the extent she held such positions. The Company agrees to continue to pay Christon an amount equal to her salary at the current rate, on the Company’s regular pay days, for a period of six months following the Termination Date, or until Christon commences employment with another entity or person, whichever occurs earlier. The Company will also pay Christon for any accrued but unused vacation to which Christon was entitled as of the Termination Date. The parties agree that the amended and restated employment agreement between Christon and the Company, dated as of July 1, 2007, is terminated and no longer of any force or effect, provided, however that Sections 5(a), 5(b), 7, 8, 9, 15, 16, 17 and 18 shall survive the termination and continue in effect. Other than as set forth herein, the Company has no further obligations to Christon with respect to any other amounts allegedly due to Christon, including, but not limited to, salary, bonuses, vacations, leave and other benefits.

2.  Christon agrees that she has been granted options to purchase (i) 297,374 shares of common stock of Shells on July 7, 2003, with an exercise price of $0.62 per share, all of which are vested and may be exercised within 90 days from the Termination Date, (ii) 450,000 shares of common stock of Shells on March 21, 2005, with an exercise price of $1.10 per share, 300,000 of which are vested and may be exercised within 90 days from the Termination Date; (iii) 450,000 shares of common stock of Shells on June 13, 2005, with an exercise price of $0.76 per share, 300,000 of which are vested and may be exercised within 90 days from the Termination Date; and (iv) 1,061,535 shares of common stock of Shells on November 14, 2005, with an exercise price of $0.85 per share, 707,690 of which are vested and may be exercised within 90 days from the Termination Date. All of Christon’s unvested options shall terminate as of the Termination Date. In accordance with the terms of the Shells stock option plan and the Stock Option Agreement, dated November 14, 2005, Christon is required to exercise her vested options no later than 90 days following the Termination Date. To the extent that Christon does not exercise the vested options within 90 days of the Termination Date, those options will thereupon terminate. Any exercise by Christon of any stock options may not be treated for tax purposes or otherwise as an exercise of an incentive stock option.

3.  Christon understands that, as of the Termination Date, she will no longer be an employee of the Company, and that she will no longer be entitled to participate in any employee benefit or incentive plan maintained by the Company, including any medical, life or other insurance plan (except as allowed under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to continuation medical coverage). Notwithstanding the foregoing, the Company agrees that, to the extent that Christon elects continuation coverage under COBRA, the Company will pay on behalf of Christon the cost of the premiums for the six-month period following the Termination Date, or until Christon commences employment with another entity or person, whichever occurs earlier.

4.  Christon represents that as of the Termination Date, she will have returned all property of the Company, including but not limited to, any computers, telephones, documents, books, records (whether in electronic format or hard copy), reports, files, correspondence, notebooks, manuals, notes, specifications, mailing lists, credit cards and data in her possession or control.

5.  Christon, for herself and for the executors and administrators of her estate, her heirs, successors and assigns, hereby releases and forever discharges the Company and its officers, directors, employees and shareholders and the respective executors, administrators, heirs, successors and assigns of the foregoing, from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against the Company or any of its officers, directors, employees or shareholders Christon ever had, now has or hereafter can, shall or may have for, upon, or by reason of, any matter, cause or thing whatsoever from the beginning of the world to the date hereof including, but not limited to, any matter relating to or arising out of the employment of Christon or termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the federal Family and Medical Leave Act, the Florida Civil Rights Act, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing, implied contract of permanent employment or the tortious or willful discharge of employment. The parties also agree that this Agreement does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Christon is a named party, Christon agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Christon. The parties also agree that nothing in the provisions of this paragraph 5 is intended to limit their rights under and concerning enforcement of this Agreement. Christon agrees that she will not seek reinstatement and/or future employment with the Company or any present or future affiliated entity.

6.  Christon agrees to keep confidential the terms of this Agreement and not to disclose any term of this Agreement to any other person or entity, except for Christon’s family, accountants and attorneys. In the event that Christon is required by law to disclose any term of this Agreement, Christon agrees to give the Company ten days’ written notice prior to any such disclosure, or such shorter time period as mandated by law or is otherwise practicable.

7.  Christon shall not make any statements, either directly or through other persons or entities, which are disparaging to the Company or any of its affiliates, management, officers, directors, services, products, operations, prospects or other matters relating to the Company’s businesses. The Company, through its officers and directors, shall not make any statements, either directly or through other persons or entities, which are disparaging to Christon.

8.  The Company has advised Christon to consult with an attorney prior to executing this Agreement. By executing this Agreement, Christon acknowledges that (a) she has been provided an opportunity to consult with an attorney or other advisor of her choice regarding the terms of this Agreement, (b) this is a final offer and Christon has been given twenty-one (21) days in which to consider whether she wishes to enter into this Agreement, (c) Christon has elected to enter this Agreement knowingly and voluntarily and (d) if she does so within fewer than twenty-one (21) days from receipt of the final document she has knowingly and voluntarily waived the remaining time. The Company reserves the right to change or revoke this Agreement prior to Christon’s execution hereof. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement except as to rights or claims arising under the ADEA, in which case Christon has seven (7) days following execution of this Agreement to change her mind (the “Revocation Period”).

9.  Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Christon at:

With a copy to:

To the Company at:	Shells Seafood Restaurants, Inc. 16313 N. Dale Mabry Highway, Suite 100 Tampa, Florida 33618

Attention: President

With a copy to:	Sheldon G. Nussbaum Fulbright & Jaworski L.L.P. 666 Fifth Avenue, 31st Floor New York, New York 10103

or at such other address as may be indicated in writing by any party to the other parties in the manner provided herein for giving notice.

10.  In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. This Agreement will survive the termination of any arrangements contained herein and is binding on and will inure to the benefit of each of the parties and their respective affiliates, heirs, executors, administrators, successors and assigns.

11.  This Agreement shall be governed by the substantive laws of the State of Florida, without giving effect to any principles of conflicts of law.

12.  Each of the parties agrees to do and perform or cause to be done and performed all further acts and shall execute and deliver all other documents necessary on its part to carry out the intent and accomplish the purposes of this Agreement and the transaction contemplated hereby.

13.  This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of each of the parties.

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IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.

SHELLS SEAFOOD RESTAURANTS, INC. By: /s/ Warren R Nelson Name: Warren R Nelson Title: President / CFO /s/ Leslie Christon Leslie Christon